Exhibit 99.1

REALTY INCOME ANNOUNCES CHANGE TO BOARD OF DIRECTORS

SAN DIEGO, CALIFORNIA, February 4, 2019….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced Stephen E. Sterrett has informed the Company of his intention to not stand for reelection to the Board of Directors at the Company’s 2019 Annual Stockholder Meeting. Mr. Sterrett has served on the Realty Income Board since October 2014 and is stepping down due to increased board and other commitments.

“I’ve enjoyed my time on the Realty Income Board,” commented Steve Sterrett. “I hold the Company and its management team in high regard, and wish them continued success.”

“On behalf of the Board of Directors, I want to thank Steve for his significant contributions to Realty Income over the past four plus years,” said Michael D. McKee, Realty Income’s Chairman of the Board of Directors. “We are deeply grateful for Steve’s leadership in the boardroom, his commitment to effective oversight and governance and his unwavering focus on building value for our shareholders.”

Sumit Roy, President and Chief Executive Officer of Realty Income, said, “Steve has played an instrumental role on our Board of Directors. As one of the most respected executives in our industry, his extensive financial expertise and knowledge of market dynamics unique to REITs, have been highly valuable to our Board and Company.”

About the Company
Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,600 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 583 consecutive common stock monthly dividends throughout its 50-year operating history and increased the dividend 100 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets
(858) 284-5177